FOR IMMEDIATE RELEASE


Nittany Financial Corp.
State College, Pennsylvania

Date:                            May 19, 2003

Press Release Regarding:         Commencement of Common Stock Offering

Contact Information:             Samuel J. Malizia
                                 Chairman of the Board
                                 Nittany Financial Corp.
                                 (814) 466-6625

                                 David Richards
                                 President and CEO
                                 Nittany Financial Corp.
                                 (814) 238-5724


                        NITTANY FINANCIAL CORP. ANNOUNCES
                      ADDITIONAL STOCK OFFERING TO COMMENCE

     May 19, 2003, STATE COLLEGE, PENNSYLVANIA -- NITTANY FINANCIAL CORP. (OTC Bulletin Board: NTNY), the holding company of Nittany Bank, State College,
Pennsylvania, announced that it has commenced the additional common stock offering previously announced on April 25, 2003. The Corporation is offering up to 115,000 shares of its common stock, with an option to sell an additional 34,500 shares, to the general public, with a preference being given to existing stockholders of the Corporation and customers of Nittany Bank. The price of the stock will be $15.50 per share. The Corporation hopes to complete the stock offering by June 30, 2003, but may extend the offering until December 31, 2003.

     The President and CEO of the Corporation, David Richards, stated "this offering will reaffirm the importance of local community ownership of Nittany Financial, as we expect the offering to be sold to existing shareholders, customers and residents of the State College area. The offering proceeds will be invested by our holding company primarily into the capital of a growing Nittany Bank, in order to increase the Bank's working and regulatory capital. Copies of the stock offering prospectus will be available in the Bank's four offices."

     Chairman of the Board of the Corporation, Sam Malizia, stated "the growth of Nittany Financial Corp. during its first four years of operation has greatly exceeded all expectations. The stock offering will further spur the Corporation's growth and expansion of services to the State College area. As the only FDIC-insured financial institution headquartered and operated solely in State College, we truly are State College's hometown bank."

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     Nittany Financial Corp. is the parent company for Nittany Bank, a federally chartered financial institution headquartered and operated solely in the State College market with $200 million in assets. Nittany Bank began operations in October, 1998 and currently operates four offices with 40 employees. Nittany Bank offers a full range of financial services through its four offices, five ATM's, telephone banking (814-231-1800) and transactional internet banking at its www.NittanyBank.com site.

     The parent company, Nittany Financial Corp., also owns two investment subsidiaries. Nittany Asset Management Inc. offers retail investment products through the bank's four offices. Vantage Investment Advisors, LLC is a Registered Investment Advisory firm providing fee based investment management services. Vantage currently manages approximately $151 million in investments for small business retirement plans as well as individual portfolio management for consumers.

     Nittany Bank conducts its business through four offices located at 116 East College Avenue, 1276 North Atherton Street, 129 Rolling Ridge Drive (Hills Plaza) and 2541 East College Avenue (near Nittany Mall). The Hills Plaza office will move to the former site of Shoney's Restaurant at 1900 South Atherton during the summer of 2003.

     The above information does not constitute an offer to sell, or the solicitation of an offer to buy, any securities. The offer will be made solely by the prospectus and is not being made to persons in any jurisdiction in which the offer or solicitation would be unlawful.